Exhibit (g)(7)


                                   SCHEDULE A

                             ADVISERS MANAGERS TRUST

                       CUSTODIAN CONTRACT SERVICE CONTRACT



SERIES                                             Date Added to Agreement
------                                             -----------------------
AMT Growth Investments                             May 1, 1995

AMT Partners Investments                           May 1, 1995

AMT Balanced Investments                           May 1, 1995

AMT Limited Maturity Bond Investments              May 1, 1995

AMT Liquid Asset Investments                       May 1, 1995

AMT International Investments                      May 1, 1995

AMT Guardian Investments                           October 15, 1997

AMT Mid-Cap Growth Investments                     October 15, 1997

AMT Socially Responsive Investments                August 19, 1998




Dated:   August 19, 1998